Exhibit (b)

Execution Version

This (b) includes certain identified information that has been redacted because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats as private and confidential. Where information has been redacted, it has been so indicated by a “[***]”.

VENDOR ADVANCE AGREEMENT

 This Vendor Advance Agreement (this “Agreement”) is entered into as of March 2, 2026 (the “Effective Date”) between 5&2 Studios, Inc., a Delaware corporation (“5&2”), and Come and See Foundation, Inc., a North Carolina nonprofit corporation (“CAS”). 5&2 and CAS shall at times be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

 Capitalized terms not otherwise defined shall have the definitions set forth in Annex A hereto and incorporated herein by this reference (“Annex A”).

I.       5&2 and CAS are parties to that certain Asset Purchase Agreement dated as of May 13, 2024 (as amended from time to time, the “APA”).

II.       5&2 and CAS are parties to that certain Amended and Restated Distribution License and Marketing Services Agreement dated as of June 13, 2024 (as amended from time to time, the “DMA”).

III.        CAS and The Chosen Texas, LLC, a wholly-owned subsidiary of 5&2 (“TX PSC”), are parties to that certain Production Services and Funding Agreement dated as of June 13, 2024 (as amended from time to time, the “PSFA”). The APA, DMA, PSFA and other agreements entered into as contemplated thereby are referred to herein as the “Fundamental Documents.”

IV.       Pursuant to the PSFA, (a) TX PSC produces, as a work-made-for-hire for CAS, the episodic television series entitled “The Chosen” (the “Series”); and (b) TX PSC delivers completed episodes of the Series to CAS and 5&2.

V.       Pursuant to the DMA, (a) 5&2 administers TX PSC’s effecting of delivery to CAS and 5&2 of completed episodes of the Series, and (b) 5&2 further delivers those completed episodes of the Series to 5&2’s licensees.

VI.       CAS is obligated to make (a) a “Milestone Payment” (as defined in the APA) to 5&2 pursuant to the APA (the “Season 7 Milestone Payment”) and (b) the Season 7 DMA Reimbursement, in each case upon the timely completion and delivery to CAS of Season 7.

VII.       CAS, pursuant to this Agreement, agrees to advance and pay to 5&2 a portion of the Season 7 Payments (the amount of which is set forth in the definition of the “Season 7 Partial Advance” in Annex A) in accordance with the terms and conditions set forth herein, prior to the date that the Season 7 Payments are otherwise due (i.e., prior to completion and delivery of Season 7).

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VIII.       CAS is not obligated to lend the Season 7 Partial Advance (or any amount) to 5&2, and CAS is willing to do so only upon the terms and conditions provided herein, including receipt of the guaranty and collateral pledge by 5&2 as described in Section 2.1 herein. As security for 5&2’s obligation to cause the Season 7 Completion and Delivery to CAS (which is the predicate for CAS making the Season 7 Payments and thus the Season 7 Partial Advance), 5&2 by this Agreement is willing to grant CAS a security interest in the specific “Collateral” referenced in the New Collateral Security Agreement and Copyright Mortgage and Assignment (the “New Collateral”) in accordance with the terms and conditions set forth herein. Pursuant to the Fundamental Documents, CAS owns the intellectual property comprising the Series, and CAS holds certain security interests in certain collateral related to or derived from the Series and related properties (the “Existing Collateral”). The New Collateral Security Agreement and Copyright Mortgage and Assignment pertains only to the New Collateral and does not amend or cover the Existing Collateral.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

 1.       Remittance of Season 7 Partial Advance; Offset.

1.1       CAS shall remit the Season 7 Partial Advance to 5&2 promptly within two (2) business days of CAS’s receipt of a completed remittance notice (“Remittance Notice”) in the form set forth in Annex B hereto, and CAS shall be entitled to rely upon such Remittance Notice. This remittance obligation is subject to satisfaction of the conditions set forth in Section 2 and Section 3.2 below.

1.2       Prior to Season 7 Completion and Delivery to CAS, the unpaid principal amount of the Season 7 Partial Advance shall accrue interest (i) from and after the date 5&2 receives the proceeds of the Season 7 Partial Advance until July 31, 2027, at 7.25% per annum and (ii) from and after July 31, 2027 (or other default by 5&2 hereunder) at 9.25% per annum (“Default Interest”), in each case to be calculated on the basis of a year of 360 days and actual days elapsed from the date 5&2 receives the proceeds of the Season 7 Partial Advance until the date of Season 7 Completion and Delivery to CAS (collectively, as applicable, the “Interest Charge”). The amount of the Interest Charge shall be due and payable on the date of Season 7 Completion and Delivery to CAS. No provision herein shall be deemed to establish or require the payment of interest at a rate in excess of the maximum rate permitted by applicable law.

1.3       Payment and Offset.

1.3.1       Upon Season 7 Completion and Delivery to CAS, the amount of the Season 7 Partial Advance plus the Interest Charge shall be offset against and reduce CAS’s remittance of the Season 7 Payments.

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1.3.2       If the amount of the Season 7 Payments otherwise exceeds the amount of the Season 7 Partial Advance plus the Interest Charge resulting in a positive balance of the Season 7 Payments shall be paid to 5&2 when due and payable in accordance with this Agreement and Sections 2.06(b)(iii) and 2.06(c) of the APA; and for clarity, any additional setoff rights of CAS under Section 2.06(d) of the APA are reserved.

1.3.3       If (i) Season 7 Completion and Delivery to CAS is not effected, or (ii) the amount of the Season 7 Payments otherwise payable by CAS is (or becomes) less than the aggregate amount of the Season 7 Partial Advance plus the Interest Charge, then upon either such event, 5&2 shall pay the amount of any such shortfall to CAS, upon CAS’s demand.

1.4        CAS may setoff and apply or otherwise offset any and all amounts owing by it to the other party under this Agreement against any and all amounts, obligations, or liabilities, whether now existing or hereafter arising, that are due and payable to CAS from 5&2 or TX TSC under this Agreement (including any Transaction Document) or under any Fundamental Document, with respect to the Season 7 Completion and Delivery to CAS, in each case whether such obligations are direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, and whether arising in contract, tort, statute, or otherwise. No exercise of any right of setoff or offset shall limit or prejudice any other rights or remedies available to CAS. The parties acknowledge and agree that the terms “setoff” and “offset” are used interchangeably herein and shall have the same meaning for all purposes.

2.       Execution of Season 7 Advance Transaction Documents. Contemporaneously with execution of this Agreement, 5&2 will execute and deliver to CAS (or cause the execution and delivery of) the following (collectively, the “Season 7 Advance Transaction Documents”):

2.1       The 5&2 Completion and Delivery Guaranty substantially in the form of Exhibit 1 attached hereto (the “5&2 Guaranty”).

2.2       The Key Man Acknowledgement substantially in the form Exhibit 2 attached hereto.)

2.3       The New Collateral Security Agreement and Copyright Mortgage and Assignment substantially in the form of Exhibit 3 attached hereto, whereby 5&2 shall grant CAS a security interest with respect to all of 5&2’s right, title and interest in the Collateral Program; provided, however, that such security interest grant expressly excludes the Excluded Cash Proceeds as defined in the New Collateral Security Agreement and Copyright Mortgage and Assignment).

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3.       Covenants and Conditions.

3.1       Covenants of 5&2. 5&2 shall:

3.1.1       cause TX PSC to effect the Season 7 Completion and Delivery to CAS, in accordance with the 5&2 Guaranty.

3.1.2       use reasonable and good faith efforts to cause TX PSC to discharge in a timely manner, all of its obligations owing to CAS under the PSFA with respect to Season 7 of the Series.

3.1.3       use reasonable best efforts to file with the United States Securities and Exchange Commission (the “SEC”) and distribute to 5&2’s shareholders a definitive proxy statement on Schedule 14A and Schedule 13E-3 with respect to the Reverse Stock Split Proposal (as defined in 5&2's preliminary proxy statement filed on December 31, 2025) as promptly as possible (the “Proxy Statement”).

3.1.4       indemnify and hold CAS harmless from any claims or liabilities which may arise from, or which may be proximately caused by, 5&2’s undertaking of the transactions set forth in the Proxy Statement.

3.1.5       cause the Complete Delivery of Prior Seasons to CAS.

3.1.6       use the proceeds of the Season 7 Partial Advance solely for the Remittance Use of Funds.

3.2       Conditions. As a condition to CAS’s obligation to remit the Season 7 Partial Advance to 5&2, 5&2 shall have solicited (via its Proxy Statement) and received the approval of a majority of the votes cast by the holders of shares of 5&2’s common stock (but in calculating such majority vote, not counting [in the numerator or denominator] those shares held by 5&2’s directors, executive officers, affiliates, and any other persons required to be treated as affiliates (herein, “MM Approval”).

3.3       Continuing Conditions Subsequent. Until the first calendar quarter end, following Season 7 Completion and Delivery to CAS, 5&2 shall:

3.3.1 within 100 days of the end of 5&2’s fiscal year, provide CAS with a copy of the audited balance sheet of 5&2 and the related audited statements of income, retained earnings, and of cash flows for such year, prepared in accordance with GAAP, together with a certification thereof by a senior executive of 5&2;

3.3.2       within 45 days after the end of each fiscal quarter of 5&2, provide CAS with a copy of the unaudited balance sheet of 5&2 for such quarter and the related unaudited statements of income and of cash flows for such quarter, together with a “best of knowledge after due inquiry” certification thereof by a senior executive of 5&2;

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3.3.3       If 5&2 or TX PSC is then currently providing financial reporting to any third party which is more detailed or comprehensive than the foregoing, then such reports shall be provided to CAS concurrently with the reporting to such other third party.

4.        Miscellaneous.

4.1        Interpretation of Agreement with the Fundamental Documents. This Agreement does not amend, supplement or novate the Fundamental Documents. The Fundamental Documents shall continue in full force and effect in accordance with their respective terms and conditions. This Agreement and the Season 7 Advance Transaction Documents pertain only to the terms of the Season 7 Partial Advance and the New Collateral. The New Collateral Security Agreement and Copyright Mortgage and Assignment covers only the New Collateral, and does not pertain to the Existing Collateral; and no amendment to, novation of, release of, commingling of, addition to or setoff with respect to any Existing Collateral is being effected hereby.

4.2       Incorporation by Reference of Christian Arbitration. Any other provision of this Agreement notwithstanding, Section 30 of the DMA (entitled, “MANDATORY ARBITRATION; JURISDICTION”) is hereby incorporated herein by this reference, and shall apply to any dispute between the Parties with respect to this Agreement.

4.3       Controlling Provision with Respect to Completion and Delivery of Season 7. For purposes of the obligations of 5&2 hereunder, the Season 7 Completion and Delivery to CAS shall be as defined in Annex A hereto, and such definition (and corresponding obligation of 5&2 as provided under this Agreement) shall control with respect to the Season 7 Payments, the Season 7 Advance Transaction Documents and the New Collateral. Solely with respect to (and limited to) the Season 7 Completion and Delivery to CAS, the Parties agree that the Outside Date shall apply (regardless of the earlier completion and delivery date set forth under the PSFA).

4.4       Controlling Documents. Except as specifically set forth herein, the relationship between the Parties shall be otherwise governed by the terms and conditions of the Fundamental Documents. If there is any conflict or ambiguity respecting the interpretation of this Agreement (including the Season 7 Advance Transaction Documents) and the relationship of the Parties, this Agreement (including the Season 7 Advance Transaction Documents) shall control with respect to the matters specifically set forth herein, and the Fundamental Documents shall apply to the other relationships between the Parties (for example, mandatory arbitration provisions between the Parties). This Agreement constitutes the Parties’ entire understanding with respect to the subject matter hereof and it supersedes all prior statements, negotiations, agreements and understandings between or among the Parties and their affiliates, whether oral or written (and including respecting any third party or third-party beneficiary), with respect to the subject matter of this Agreement. There are no third-party beneficiaries of this Agreement.

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4.5       No Private Benefit. For clarity, CAS and 5&2 have structured the Season 7 Partial Advance and the transactions under this Agreement with the intent to avoid conferring an impermissible “private benefit” or “private inurement” to any person, including 5&2. With respect hereto, without denying either Party the fundamental benefit of their respective bargain, 5&2 and CAS shall endeavor in good faith to comply with arm’s-length standard principles under applicable tax and charitable organization law, and CAS and 5&2 shall cooperate in good faith in providing all necessary information and documentation to facilitate such review, and work in good faith and with commercial reasonableness to agree to any modifications to the Season 7 Advance Transaction Documents in order to address and, if necessary, mitigate, a material issue(s) which may be presented with respect to maintaining reasonable and good faith compliance with such applicable tax and charitable organization law.

4.6       Disclosure. CAS acknowledges that 5&2 may disclose this Agreement with the Proxy Statement or as otherwise required by law, including any SEC or other disclosure requirements, tax and other reporting requirements.

[Signature page follows]

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IN WITNESS WHEREOF, each of 5&2 and CAS has caused this Agreement to be executed and delivered by its duly authorized officer with effect on the Effective Date.

AGREED AND ACCEPTED:

5&2 STUDIOS, INC.		COME AND SEE FOUNDATION, INC.

By:	/s/ Brad Pelo	By:	/s/ Ryan Dunham
Name: Brad Pelo		Name: Ryan Dunham
Title: Chief Executive Officer		Title: Chief Operating Officer

[Signature Page to Vendor Advance Agreement]

Execution Version

Annex A

Definitions

“Advance Origination Fee” means that amount set forth in Schedule 1 attached to this Annex A (“Schedule 1”).

“Collateral Program” means the program set forth in Schedule 1.

“Complete Delivery of Prior Seasons,” which shall be a condition to CAS’s payment of the balance of the Season 7 Milestone Payments (i.e., net of the Season 7 Partial Advance and the Interest Charge), means TX PSC and/or 5&2 having effected all of the following prior to December 31, 2026 (and subject to the delivery notice, acceptance and dispute provisions hereof with respect to Season 7):

(1)	Complete delivery to CAS (or to a cloud or other digital storage server to which CAS is granted irrevocable access, all to CAS’s reasonable satisfaction) of all elements (including legal delivery of copyright assignments, work for hire documentation, master elements) of each of episode of Seasons 1 through 6 of the Series;

(2)	Satisfactory completion of any reasonably required mitigation of prior delivery defects or missing materials for each episode of Seasons 1 through 6 of the Series, as were previously communicated in writing by CAS to TX PSC or 5&2 (i.e., completion of the existing “to do” list on prior delivery exceptions). CAS confirms that there is no pending default or breach by 5&2 or TX PSC under the PSFA with respect to such prior deliveries.

(3)	To the extent not covered by (1) or (2) above, 5&2 will use reasonable good faith efforts to cooperate with CAS in order to deliver to CAS (or to a cloud or other digital storage server to which CAS is granted irrevocable access, all to CAS’s reasonable satisfaction), (i) substantially all prior delivery elements for the prior seasons 1-5 of the Series, as were delivered to Lionsgate Television pursuant to the license agreement between 5&2 and Lionsgate Television in connection with the Series, and (ii) not later than thirty (30) days following the respective delivery to Lionsgate Television, substantially all of the delivery elements delivered to Lionsgate Television for seasons 6 of the Series, and (iii) not later than thirty (30) days following the respective delivery to Lionsgate Television, substantially all of the delivery elements delivered to Lionsgate Television for Season 7 (with the Parties acknowledging that such obligation in (iii) is not a condition to payment of the balance of the Season 7 Milestone Payments. The intent of this subsection (3) is for the Parties to cooperate in achieving this stated objective in a reasonable manner.

For clarity, 5&2 shall endeavor in good faith to effectuate the above with respect to Seasons 1 through 6 of the Series by no later than December 31, 2026; provided, however, that other than being a condition to payment of the balance of the Season 7 Milestone Payments, any failure to effectuate the above with respect to Seasons 1 through 6 of the Series shall not otherwise constitute a breach of this Agreement by 5&2 or cause 5&2 to incur any Default Interest.

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Execution Version

“Notice of Delivery” means a notice duly executed and delivered to CAS by 5&2 or TX PSC in the form attached hereto and incorporated herein by this reference as Exhibit 5.

“Outside Date” means July 31, 2027.

“Remittance Use of Funds” shall mean the payment and satisfaction of the following obligations of 5&2, capped by the aggregate amount indicated, and for no other use or obligation; and 5&2 shall use the Season 7 Partial Advance solely to satisfy the following obligations:

1)	To pay the cash amount of $3.75 per share (on a “pre-reverse stock split” basis), for the cancellation of outstanding shares of 5&2’s Series A Common Stock and/or Series B Common Stock, which shares shall become “fractional shares” following approval and completion of a proposed reverse stock split which 5&2 shall propose to its shareholders for approval (“Fractional Share Redemption Payments”); provided, that not more than [***] of the Season 7 Partial Advance may be used for such Fractional Share Redemption Payments (the “Fractional Share Aggregate Cap”);
2)	To pay (to satisfy in their entirety) certain obligations owing by 5&2 or TX PSC to continuing third-party contractors to 5&2 or TX PSC or persons that were third-party contractors to 5&2 or TX PSC for seasons 1 and 2 of The Series which are due and payable (“Non-Affiliated Service Provider Payments”); provided, that not more than an aggregate of [***] of the Season 7 Partial Advance may be used for such Non-Affiliated Service Provider Payments (the “Third Party Payments Aggregate Cap”).

3)	No Fractional Share Redemption Payment and no Non-Affiliated Service Provider Payment may be made to any control person, director, or officer of 5&2 or TX PSC, nor to any of their affiliate(s).

4)	5&2 shall provide CAS with customary and reasonable documentation of 5&2’s making of the Fractional Share Redemption Payments and the Non-Affiliated Service Provider Payments.

“Season 7” means the seventh season of the Series, consisting of at least eight (8) episodes, two (2) of which may be combined to be a single “supersized” episode.

“Season 7 Completion and Delivery to CAS” means, subject to the provisions of subsections (1) through (3) hereinbelow, the completion and delivery to CAS of Season 7 by TX PSC pursuant to the PSFA (or by 5&2 pursuant to 5&2 Guaranty) on or before April 30, 2027; provided that (a) solely for purposes hereof, if neither 5&2 nor TX PSC are otherwise in uncured material breach of the Fundamental Documents as of such date, then solely for the purposes of this Agreement (and for clarity, not for purposes of the PSFA), such completion and delivery to CAS may occur no later than the Outside Date; (b) the completion and delivery of the elements and items for all episodes comprising Season 7 in substantially the same manner and of type, technical specifications and digital quality (“Tech Specs”) as have been historically delivered to CAS to enable distribution on the Chosen App (as defined in the Fundamental Documents) of Seasons 3, 4 and 5 of the Series (“CAS Delivery Materials”) shall be sufficient to constitute Season 7 Completion and Delivery to CAS; and (c) any additional matters for which 5&2 is obligated pursuant to the Fundamental Documents shall not be deemed to comprise CAS Delivery Materials for the limited purpose of determining “Season 7 Completion and Delivery to CAS” under this Agreement. Additionally, Season 7 Completion and Delivery to CAS shall be subject to the following delivery procedures:

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(1)	TX PSC and/or 5&2 shall deliver the Notice of Delivery to CAS at such time as TX PSC and/or 5&2 have tendered to CAS the CAS Delivery Materials;

(2)	Following the tender of delivery of CAS Delivery Materials and CAS’s receipt of the Notice of Delivery, CAS shall within ten (10) business days either (i) issue a written notice of acceptance of such delivery, or (ii) issue a written rejection or exception to such tender of delivery subject to the specific delivery and acceptance terms set forth in Exhibit 4 attached hereto and incorporated by this reference. If CAS issues a notice of acceptance, then the Season 7 Milestone (as defined in Section 2.06(c) of the APA) shall be deemed to have occurred and CAS shall remit payment of the Season 7 Payments, subject to offset of the Season 7 Partial Advance plus the Interest Charge as set forth in Section 1.3 above, in accordance with Section 2.06(c) of the APA.

(3)	If there is a dispute between or among TX PSC, 5&2 and/or CAS with respect to the effectuation, timing, sufficiency or mitigation of the Season 7 Completion and Delivery to CAS, then such dispute shall be adjudicated pursuant to respective applicable provisions of the PSFA and DMA (and specifically, in observance of Section 30 of the DMA, or Section 26 of the PSFA); provided, that if the dispute is limited solely to the Tech Specs, then the provisions of Exhibit 4 shall be utilized by the Parties to resolve such dispute.

“Season 7 DMA Reimbursement” means that amount set forth on Schedule 1.

“Season 7 Partial Advance” means that amount set forth on Schedule 1.

“Season 7 Payments” means, collectively, the Season 7 Milestone Payment and the Season 7 DMA Reimbursement.

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Schedule 1 to Annex A

1.	Advance Origination Fee: [***]

2.	Collateral Program: [***]

3.	Season 7 DMA Reimbursement: [***]

4.	Season 7 Partial Advance: [***]

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Execution Version

ANNEX B

VENDOR ADVANCE REMITTANCE NOTICE

Pursuant to the Vendor Advance Agreement (“VAA”) dated March 2, 2026 between 5&2 Studios, Inc. (“5&2”) and Come and See Foundation, Inc. (“CAS”), 5&2 hereby requests the remittance of the Season 7 Partial Advance as provided herein. The remittance is directed to the account of 5&2 set forth below. Capitalized terms used and not otherwise defined herein shall have the meaning set forth for them in the VAA.

REMITTANCE AMOUNT: [***]

EFFECTIVE DATE: ___, 2026

5&2 hereby represents, warrants and covenants to CAS that:

1.        The requested Season 7 Partial Advance shall be applied solely to make the Fractional Share Redemption Payments and Non-Affiliated Service Provider Payments.

2.        The conditions set forth in the VAA of CAS’s obligation to make the Season 7 Partial Advance have all been satisfied by 5&2, and 5&2 has provided CAS with the written record from 5&2’s Proxy transfer/exchange agent exhibiting that the MM Approval has occurred.

3.         5&2 has filed a Current Report on Form 8-K with the SEC reporting the amendment to its certificate of incorporation with the Secretary of State of the State of Delaware effecting the Reverse Stock Split (as defined in the Proxy Statement).

4.       5&2 shall file with the SEC a Form 15 suspending its obligations to file periodic reports and other documents under the Exchange Act promptly, but no later than two (2) business days following the filing by 5&2 of an amendment to its certificate of incorporation with the Secretary of State of the State of Delaware effecting the Reverse Stock Split.

5.        5&2’s representations, warranties and covenants set forth in the VAA are hereby remade to CAS, with effectiveness as of the date hereof.

6.       The remittance of the Season 7 Partial Advance shall be paid to 5&2 at:

Bank: [***]

Account Number: [***]

Routing Number: [***]

Beneficiary: [***]

Sincerely,

5&2 STUDIOS, INC.

By:

Name: Brad Pelo

Title: Chief Executive Officer

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EXHIBIT 1

[***]

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EXHIBIT 2

[***]

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EXHIBIT 3

[***]

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EXHIBIT 4

DELIVERY

A.	All CAS Delivery Materials shall be delivered: (a) in a technically acceptable condition meeting or exceeding the previous laboratory’s quality control (“QC”) requirements, if any, which were utilized with respect to the upload of the previous Series seasons 3, 4 and 5 to the Chosen App, including the QC which may be required or necessary with respect to any proprietary or third-party platform specifications required so as to permit the streaming of all episodes of Season 7 on the Chosen App, in substantially the same manner as has historically occurred for Series seasons 3, 4 and 5, and including any QC required to enable CAS to conduct the private or subscriber-only/sponsor-only screenings on the Chosen App; (b) in the English language; and (c) include such additional alternative versions and other marketing material as were delivered in connection with seasons 3, 4 and 5 of the Series.
B.	The Parties contemplate that delivery may be on a rolling or sequential basis, and that additional delivery materials will become available following the initial delivery for purposes of enabling streaming on the Chosen App. Delivery to CAS of the season shall require delivery of all episodes of the season.
C.	5&2 shall have cleared all such deliveries for CAS’s exploitation as of the time of such delivery to CAS.

Review and Cure Periods.

D.	If any of the CAS Delivery Materials are incomplete or fail to meet CAS’s Tech Specs, CAS shall notify 5&2 in writing specifying the defects in the CAS Delivery Materials (the “Defect Notice”). Such Defect Notice shall be delivered within ten (10) business days of CAS’s receipt of all CAS Delivery Materials. 5&2 shall have twenty (20) business days from its receipt of a Defect Notice in which to cure the defects set forth therein (the “Delivery Cure Period”). If 5&2 fails to cure the defects set forth in any Defect Notice prior to the expiration of the Delivery Cure Period, then such failure shall be deemed a breach by TX PSC under the PSFA and 5&2 (on behalf of TX PSC) shall have 60 days to cure such failure in accordance with Section 18(b) of the PSFA. If 5&2 fails to cure within such 60-day period, CAS shall have the option in its unfettered discretion to exercise all rights and remedies under the Agreement and the Fundamental Documents.
E.	For clarity, if delivery (or a material element of delivery, delivery exception, or delivery cure) is disputed by a Party, then resolution or remedy with respect thereto shall be subject to the mandatory arbitration provisions of the DMA or PSFA, as the case may be (specifically, in observance of Section 30 of the DMA, and/or Section 26 of the PSFA).

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EXHIBIT 5

FORM OF NOTICE OF DELIVERY

[Date]

Come and See Foundation, Inc.

6385 Corporate Drive, Suite 200

Colorado Springs, CO 80919

Attention: Ryan Dunham

Email: ryan@comeandseefoundation.org

Re: The Chosen – Season 7 - Notice of Delivery

Dear Mr. Dunham:

Reference is hereby made to that certain Vendor Advance Agreement between 5&2 Studios Inc. (“5&2”) and Come and See Foundation, Inc. (“CAS”) dated March 2, 2026 (the “VAA”).

5&2 (on behalf of itself and The Chosen Texas, LLC) hereby notifies CAS that the Season 7 Completion and Delivery to CAS (as defined in the VAA) has been effected.

Sincerely,

5&2 Studios, Inc.

By:
Name:
Title:

cc:	Andrew Kramer (akramer@willkie.com)

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